Exhibit 10.10

EMPLOYMENT AGREEMENT

between

MHWirth AS

Org.nr. 942 524 544

(the “Company”)

and

Eirik Bergsvik

(the “CEO”)

1.	Type of Position, Reporting, Place of Work, Offices etc.

1.1.	This employment agreement between the CEO and the Company is made with effect from 12 February 2019.

1.2.

The CEO is in charge of the daily management of the Company and is responsible for the proper management of company resources in accordance with the Norwegian Limited Liability Companies Act (Nw.: aksjeloven) and other applicable legislation. These obligations shall be attended to within the framework of applicable legislation and in furtherance of the Company’s objectives, and in accordance with the Company’s articles of association, guidelines laid down by the board of directors from time to time. The CEO shall report directly to the board of directors and attend to his responsibilities as directed by the board of directors. For the time being the main place of work is the Company’s offices in Kristiansand, which may be changed by the Company.

1.3.

The Company is engaged in market and product areas that are undergoing continuous development. This may necessitate changes to the Company that may require flexibility on the part of the CEO. The Company shall discuss with the CEO prior to any such changes.

1.4.	The CEO cannot accept any external directorship or other offices without the consent of the board of directors.

1.5.

The CEO is obligated to inform the board of directors of any ownership in or commercial relationship with any enterprise that the Company does or plans to do business with. The CEO may be required to annually report any ownership in other companies.

2.	Working Hours

2.1.

The position is a full-time position that lays claim to the full working capacity and attention of the CEO. The CEO cannot hold any other position without the written consent of the board of directors.

2.2.

The provisions of the Working Environment Act with regard to working hours shall not apply as the position is of a managerial nature and/or an especially independent position, cf. Section 10-12, subsection 1, and Section 10-2 of the Working Environment Act. No extra compensation is paid in respect of any overtime. Work beyond regular office hours must be expected. The CEO manages his or her working hours within the limits imposed by the responsibilities and duties associated with the position.

3.	Salary and Other Benefits

3.1.	The Company shall pay the CEO a fixed annual gross salary of NOK 2 700 000.

3.2.

The salary shall be paid on the 20th day of each month, in instalments of 1/12 of the annual amount. No salary is paid during holiday periods. Instead, a holiday allowance pursuant to the provisions of the Holidays Act is paid during holiday absence.

If an error has occurred in payment of salary for the pay period, the employee is obligated to notify the Company immediately. In accordance with § 14-15 of the Employee Protection Act, any overpayment of salary may be withheld from salary or other allowances.

3.3.	Salary shall be reviewed on an annual basis currently as of 1 July. The initial adjustment shall take place with effect from 1 July 2019.

3.4.	The Company shall during illness pay the full salary of the CEO for a period not exceeding 52 weeks however, maximum payment cannot exceed 78 weeks during the last 3 years.

3.5.	The position falls within the scope of the incentive scheme adopted by the Company at any given time for this position.

3.6.

The Company will cover all the expenses of equipment/facilities required to fulfil certain defined needs. For the time being this extends to expenses in respect of a mobile telephone. Such arrangement may be altered by the Company with immediate, but not retroactive, effect.

4.	Pensions and Insurance

The CEO is a member of the pension and insurance scheme adopted by the Company at any given time for its employees. The pension scheme may be altered by the Company, though without affecting accrued entitlements. The retirement age in the company is currently 70 years. The retirement age can be adjusted by the Company in accordance with the provisions in the Working Environment Act.

5.	Holidays

5.1.

The CEO shall be entitled to holiday leave and holiday allowance in accordance with the Holidays Act. Holidays shall be taken in accordance with the provisions of the said Act, and shall in each individual case be determined in agreement with the board of directors or the person appointed by the board of directors.

5.2.

It has been determined by the Company on an administrative basis that total annual holiday leave/holiday allowance (based on the accrual of full holiday entitlements) for the time being shall be the equivalent of 5 weeks.

6.	Confidentiality

6.1.

The CEO shall keep confidential all information the CEO gets access to due to his employment with the Company. The duty of confidentiality applies both during the employment and following the end of the employment. The CEO shall actively prevent confidential information from becoming available to others.

6.2.

Confidential information includes, but is not limited to, information relating to products and services, product documentation, source codes, applications, products ideas, collaborations, internal and external marketing measures, information regarding customers and suppliers and other contracting parties, sales numbers, sales conditions and business strategy of the Company or any company in the group which the Company is part of at any given time, and all other information which is in the Company or any other group company’s interest to keep confidential. The list is not meant to be exhaustive.

6.3.	If the CEO is uncertain whether information is regarded as confidential information, the CEO is obligated to seek clarification with the board of directors of the Company.

6.4.

Upon termination of the employment, or otherwise if requested by the Company, the CEO shall return to the Company all items, documents and electronically stored information which are the Company’s property. This includes, but is not limited to, access cards and keys, business documents and all electronically stored information of any nature whatsoever resulting from or in connection with the employment with the Company. If the CEO has other company relevant information stored on his/her private storage medium, such information shall be handed over to the Company or demonstrably be deleted.

7.	Termination and Dismissal

7.1.

The employment may be terminated by either party based on a mutual notice period of three months. § 15-3 of the Working Environment Act applies. Termination shall be notified in writing, and the notice period shall commence on the first day of the month following the issuance of such notice.

7.2.

The CEO hereby waives his employment protection rights and other rights pursuant to the Working Environment Act chapter 15 against severance payment as set out in this clause below, cf. the Working Environment Act section 15-16. Thus, there is no requirement with regard to cause for termination.

7.3.

In case of termination, either by the Company or the CEO, the Company shall be entitled to allocate other responsibilities to the CEO or order him to resign with immediate effect or at any subsequent time during the notice period. The CEO will in any case be entitled to salary and other benefits pursuant to this Employment Agreement during the notice period.

7.4.

If the Company terminates the employment of the CEO, or the CEO terminates his employment exclusively because the Company unilaterally implements fundamental changes to the CEO’s responsibilities or duties, the CEO shall be entitled to a severance payment equal to six months’ salary (the Severance Payment). For the avoidance of doubt, the Severance Payment also comprises the severance payment for the waiver of the rights pursuant to the Working Environment Act chapter 14 A, cf. clause 8 below. The CEO is not entitled to the Severance Payment if the CEO otherwise terminates his/her own employment, retires, reaches the company’s retirement age or is terminated without notice (nw. avskjediget).

7.5.

The Severance Payment shall be calculated on the basis of the monthly base salary the CEO receives at the time the termination is notified in writing. The Severance Payment shall be made monthly in the months following the end of the employment in accordance with the regular salary procedures of the Company. The Severance Payment shall not be deemed as pensionable income and shall not imply accrual of any holiday allowance. Taxes shall be deducted from the Severance Payment and reported to the tax authorities in accordance with applicable regulations.

7.6.	The retirement age in the company is currently 70 years. The retirement age can be adjusted by the Company in accordance with the provisions in the Working Environment Act.

8.	Restrictive covenants

8.1.	Waiver of rights pursuant to the Working Environment Act Chapter 14 A

The CEO hereby waives his rights pursuant to the Working Environment Act chapter 14 A against Severance Payment as set out in clause 7 above. If the CEO is not entitled to the Severance Payment as set out in clause 7 above, the CEO will be entitled to a severance payment equal to 1 month’s salary for the waiver of the rights pursuant to the Working Environment Act chapter 14 A. In such case, such severance payment will be calculated and paid out in accordance with clause 7 above.

8.2.	Non-Compete

The CEO shall, for a period of up to six months after the end of the employment, not directly nor indirectly be involved in businesses which competes with the Company or any of the companies in the group the Company is part of from time to time, neither as a director, consultant, investor, employee, or in any other way (the Non-Compete Provision).

8.3.	Non-Solicitation of Customers

The CEO shall, for a period of up to six months after the end of the employment, not directly or indirectly cause or influence or try to influence any of the customers of the Company, or of any of the companies in the group the Company is part of from time, to time, to limit or terminate their relationship with the Company or any other company in the group (Non-Solicitation of Customers Provision).

8.4.	Non-Solicitation of Contract Parties

The CEO shall, for a period of up to six months after the end of the employment, not directly or indirectly cause or influence or try to influence any of the suppliers, investors or other contract parties of the Company or of any of the companies in the group the Company is part of from time to time, to limit or terminate their relationship with the Company or any other company in the group (Non-Solicitation of Contract Parties Provision).

8.5.	Non-Solicitation of Employees

The CEO shall for a period of up to six months after the end of the employment, not directly or indirectly cause or influence or try to influence any employees of the Company, or of any of the companies in the group the Company is part of from time to time, to terminate their employment with the Company or such other company in the group (Non-Solicitation of Employees Provision).

8.6.	The Company’s right to terminate the Restrictive Covenants

The Company may, in whole or in part, release the CEO of the restrictive covenants set out in this clause 8 by written notice to the CEO.

8.7.	Breach of the Restrictive Covenants

If the CEO is in breach of any of the provisions set out in this clause 8 above, the parties agree that the CEO shall be liable to pay to the Company an amount equal to the severance payment the CEO has received. The CEO is - for each breach - nevertheless liable to pay to the Company liquidated damages in an amount equal to 1 times the CEO’s monthly base salary (calculated on the basis of the monthly salary at the time of the termination) for each month the violation exists. However, if the Company can prove that the Company’s aggregate losses are higher, such higher amount shall be paid. Any payment from the CEO to the Company shall however not excuse the CEO from any of the aforementioned obligations in this clause 8.

9.	Data protection

9.1.

The CEO shall at all times during the term of employment process personal data in accordance with Akastor Governance Policy and the applicable Data Protection Standard. Failure to comply with the data protection rules may cause disciplinary actions.

9.2.

The CEO is informed that the Company processes employee information (for example, contact details, salary and tax payments, health and insurance details, performance etc.) for the purposes of staff administration. Such processing includes, but is not limited to, the transfer of personal data to a business unit within the company group for internal process management purposes.

9.3.

The CEO is informed that the Company may share his personal data with data processors under Data Processing Agreements and with externals as defined in the Company’s Data Protection Standard, Annex 1, chapter 15.

9.4.

The CEO is informed that the Company may share his personal data with data processors under Data Processing Agreements and with externals as defined in the Company’s Data Protection Standard, Annex 1, chapter 1.

10.	Intellectual Property Rights

Any patent rights (rights to patentable inventions), design rights, copyrights and property rights that arise or may be asserted in connection with the work performance or the outcome of the work performance of the CEO during the term of employment and for one year following the expiry thereof, shall, at no cost, become the property of the Company. This shall apply within the limitations laid down by Sections 7, first paragraph, 9 and 10 of the Act of 17 April 1970 No. 21 on Rights to Inventions Made by Employees.

11.	Miscellaneous

This agreement replaces any and all previous written and oral agreements existing between the CEO and the Company in respect of the employment.

This agreement has been issued in two identical copies, of which the parties keep one copy each.

Kristiansand, 12 February 2019

MHWirth AS

/s/ Leif H. Borge	/s/ Eirik Bergsvik
Leif H. Borge	Eirik Bergsvik
Chairman of the board

Date:
March 1, 2023

Eirik Bergsvik	Our reference:

Changes to your contract

We would like to confirm the following changes to your contract.

New position:	CEO of HMH
New yearly pay:	NOK 4 928 650
Valid from:	01.01.2023

All other conditions defined in your current contract remain unchanged.

Yours sincerely
On behalf of MHWirth AS

/s/ Bjørg Hansen
Bjørg Hansen
VP HR
MHWirth

MHWirth AS	2023 © HMH
Visiting Address: Butangen 20, NO-4639 Kristiansand, Norway Postal Address: PO Box 413, Lundsiden, NO-4604 Kristiansand, Norway Registered in Norway, registration no. 942 524 544 VAT	Page 1